Exhibit 99.1

Verso Corporation Announces Sale of

Androscoggin and Stevens Point Mills for $400 million

Adam St. John Named as Chief Executive Officer

Strategic Review to Continue

MIAMISBURG, Ohio – (Nov. 12, 2019) – Verso Corporation (NYSE: VRS or the “Company”) today announced that it has entered into a definitive agreement to sell its Androscoggin mill, located in Jay, Maine, and its Stevens Point mill, located in Stevens Point, Wisconsin, to Pixelle Specialty Solutions LLC for $400 million, subject to post-closing adjustments.

The sale, which has been unanimously approved by the Company’s Board of Directors (the “Board”), is subject to and conditioned upon the receipt of approval from the Company’s stockholders at a special meeting of stockholders, as well as certain regulatory and other customary approvals. The transaction is anticipated to be completed in the first quarter of 2020.

Gene Davis, Co-Chairman of the Board, stated “We have undergone a thorough and comprehensive strategic process and firmly believe that the sale of these two mills at the agreed upon terms and conditions is in the best interests of the Company and our stockholders. We could not be more pleased by the efforts of the entire Senior Leadership Team and of Les Lederer, our Interim Chief Executive Officer since April.”

Net cash proceeds of the transaction are anticipated to be approximately $336 million, after the assumption by Pixelle of approximately $35 million of pension liabilities, anticipated working capital adjustments, and the payment of transaction related expenses. The Board intends to return a significant portion of the net proceeds to stockholders either by way of dividend or share repurchase, conducted either by way of modified Dutch tender offer, accelerated share repurchase program or open market purchases, and to determine and announce the amount and form of such return promptly following the closing of the transaction. In addition, Verso will utilize approximately $54 million of the net proceeds to reduce a portion of its unfunded pension liability. Any remaining net proceeds will be used for general corporate purposes while the Board continues its ongoing review of the Company’s strategic alternatives.

Verso today also announced that Adam St. John had been named as the Company’s Chief Executive Officer and appointed as a member of the Board. Mr. St. John has been Senior Vice President of Manufacturing for all Verso mills and a long-standing member of the Senior Leadership Team. Prior to joining the Company, Mr. St. John served in a senior management capacity at Georgia Pacific. Mr. Lederer will continue to serve as a Senior Transaction Advisor to the Company.

Alan Carr, Co-Chairman of the Board, further stated: “With almost three decades of paper industry experience and more than a decade of experience with Verso, we are confident that Adam is the right choice to lead the Company consistent with our strategic focus. Under Adam’s guidance, we expect that our remaining mills will generate sufficient EBITDA and cash flow to permit the Company to enhance its competitive market position, so as to create future growth and other opportunities.”

Houlihan Lokey acted as financial advisor and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to the Company in connection with the transaction.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential,” “will,” “may” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including, without limitation, the ability to obtain stockholder approval for the transaction, the risk that Verso may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction, the risk that an event, change or other circumstances could give rise to the termination of the proposed transaction, the risk that a condition to closing of the transaction may not be satisfied, the timing to consummate the proposed transaction, the risk that any announcement relating to the proposed transaction could have adverse effects on the market price of Verso’s common stock, the risk of litigation related to the proposed transaction, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on transaction-related issues, and those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended on April 30, 2019, and from time to time in Verso’s other filings with the Securities and Exchange Commission (the “SEC”). Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call

Verso will host a conference call and webcast for analysts and investors on Tuesday, November 12, 2019 at 9 a.m. (EST) to discuss third quarter 2019 financial results and the sale transaction.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 8454233 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and third quarter 2019 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/32166 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10136569. The replay will be available starting at 11 a.m. (EST) Tuesday, November 12, 2019, and will remain available until December 12, 2019. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EST) Tuesday, November 12, 2019, and will remain available for 120 days.

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Additional Information and Where to Find It

In connection with the proposed transactions, the Company expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain free copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the Company’s Annual Report on Form 10-K for the year ended December 2018, as amended on April 30, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when such materials become available.

For further information:

Investor contact:

investor.relations@versoco.com

937-528-3220

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500

Media contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

937-528-3700

kathi.rowzie@versoco.com